Exhibit 99.1

February 27, 2014

Press Release

Kentucky Bank Parent Announces Dividend

Paris, Kentucky - Kentucky Bancshares, Inc., parent holding company for Kentucky Bank, announced today the quarterly dividend to shareholders. The payout will be 25 cents per share, up from 24 cents for the previous quarter. This payment will be made March 31 to shareholders of record March 20, 2014.

Our Board of Directors is pleased to reward our shareholders for their confidence with a 4% increase from the dividend declared in the first quarter of last year, said Louis Prichard, President and Chief
Executive Officer.

Kentucky Bank is headquartered in Paris and also has offices in Cynthiana, Georgetown, Lexington, Morehead, Nicholasville, Richmond, Sandy Hook, Versailles, Wilmore, and Winchester. It ranks 14th in size among the 172 banks headquartered in the Commonwealth of Kentucky. Shares of the parent holding company trade over the counter and are reported on the OTC Bulletin Board. The symbol is KTYB.

Contact:  Gregory J. Dawson
          Chief Financial Officer